Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

             CRIIMI MAE Reports Fourth Quarter and Year 2002 Results


Rockville, MD, March 26, 2003 - - CRIIMI MAE Inc. (NYSE: CMM) today reported operating results for its fourth quarter and year ended December 31, 2002.

Fourth Quarter 2002 Summary

-GAAP net loss of $34.6 million, including approximately $35.2 million of impairment charges on subordinated CMBS
-Generated $16.7 million of cash flows available for debt service on recourse and other debt
-Secured recourse debt reduced by $8.6 million
-December 31, 2002 shareholders' equity of $292 million or book value of $16.32 per diluted share

For the three months ended December 31, 2002, CRIIMI MAE reported a GAAP net loss to common shareholders of approximately $34.6 million, or $2.48 per diluted share, including $35.2 million of impairment charges on certain subordinated commercial mortgage-backed securities ("CMBS"). This compares to the fourth quarter 2001 net loss to common shareholders of $27.2 million, or $2.10 per diluted share, which included impairment charges of approximately $30.8 million on certain subordinated CMBS.

2002 Year End Summary

For the year ended December 31, 2002, the Company's net loss to common shareholders was approximately $64.2 million, or $4.69 per diluted share, compared to a net loss of approximately $24.2 million, or $2.18 per diluted share, for the year ended December 31, 2001. The increase in the net loss for 2002 was primarily the result of impairment charges of $70.2 million related to certain of the Company's subordinated CMBS in 2002 compared to $34.7 million of impairment charges in 2001.

The Company's overall expected loss estimate related to its subordinated CMBS, which is expected to occur over the life of the subordinated CMBS, was increased from $448 million at September 30, 2002 to $503 million at December 31, 2002. The impairment charges for the fourth quarter and the year 2002 are the result of lower estimates of values on certain properties in special servicing, higher defaults and higher projected loss severities, which resulted in higher projected loan losses. The factors negatively impacting the lower valuations include:

- Poor performance and weak economic conditions in certain markets;
- Continued downturn in travel and oversupply of hotel properties; and
- Closing of stores by certain national and regional retailers.

$67.3 Million of Cash Flow Available (after G&A expenses) in 2002

CRIIMI MAE's subordinated CMBS and other assets continue to generate significant cash flows. The Company received cash of approximately $17.0 million and $70.6 million from its subordinated CMBS during the three and twelve months ended December 31, 2002, respectively. Cash received from other assets included approximately $1.6 million and $6.4 million during the three and twelve months ended December 31, 2002, respectively. These aggregate cash flows, after payment of general and administrative expenses, were used to pay principal and interest on the Company's secured recourse debt during 2002.

As previously reported, from April 2001 through January 2003, the Company was required to use substantially all of its net cash flows to pay down its secured recourse debt incurred in connection with its emergence from Chapter 11. From April 2001 through January 2003, over $62.4 million of net cash flow was applied toward the reduction of principal on this debt. The balance outstanding was $373 million when the debt was retired in January 2003.

Barry Blattman, Chairman, Chief Executive Officer and President stated: "The year 2002 marked a significant turning point for CRIIMI MAE. Despite a weak economy and depressed hotel market, our assets continued to generate significant cash and we took a number of important steps to strengthen the balance sheet and position the Company for growth. These steps culminated in the January 23, 2003 closing of our recapitalization, which reduced our debt load and increased our financial flexibility, allowing us to pursue our objective of establishing CRIIMI MAE as a leader in the commercial mortgage industry."

Liquidity

As of December 31, 2002, our total liquidity aggregated approximately $51.5 million, including approximately $12.6 million of cash held by our servicing subsidiary, CRIIMI MAE Services. In January 2003, the Company used a portion of its available cash and liquid assets, in addition to the secured debt and common equity proceeds from its

January 2003 recapitalization to retire its April 2001 secured recourse debt. As of March 21, 2003, the Company had approximately $17.8 million in liquidity, including approximately $3.4 million in cash held by CRIIMI MAE Services.
Special Serviced Loans

CRIIMI MAE Services performed servicing functions on commercial mortgage loans underlying the Company's subordinated CMBS with aggregate unpaid principal balances totaling approximately $17.4 billion as of December 31, 2002. Defaulted or delinquent mortgage loans in special servicing at December 31, 2002 were approximately $810.8 million, or 4.7% of the aggregate $17.4 billion of the mortgage loans underlying the Company's CMBS. Hotel property mortgage loans accounted for $494.7 million, or 61%, and retail property mortgage loans accounted for $200.8 million, or 25%, of the December 31, 2002 total of specially serviced loans.

During the fourth quarter of 2002, mortgage loans totaling approximately $98 million transferred into special servicing and CRIIMI MAE Services resolved approximately $97 million of mortgage loans through negotiated workouts, payoffs, sales or other strategies.

As of February 28, 2003, specially serviced loans totaled approximately $1.1 billion, or 6.3% of the total mortgage loans underlying the Company's subordinated CMBS. The net increase from December 31, 2002 to February 28, 2003 was approximately $270 million. Transfers of two large hotel portfolios totaling approximately $212 million, one for imminent payment default and the other for a non-monetary default, represent the majority of this increase in specially serviced loans. These defaults were considered in our December 31, 2002 loss assessment. The $131 million loan in non-monetary default is current for its payments but was transferred into special servicing due to the borrower's unauthorized leasing of some of the collateral properties and unapproved franchise changes.

Decrease in Net Interest Margin for Quarter and Year

Net interest margin was approximately $5.4 million for the quarter ended December 31, 2002 as compared to approximately $9.0 million for the fourth quarter of last year. Net interest margin was approximately $31.8 million for the year ended December 31, 2002 compared to $36.6 million in 2001. Decreases in both interest income and interest expense resulted in a decrease in net interest margin for the three and twelve month periods in 2002.

Interest income decreased for the quarter and year ended December 31, 2002 as a result of the reduction in the amortized cost of the Company's subordinated CMBS, primarily as a result of the aggregate $65.8 million of impairment charges that were recognized during the fourth quarter of 2001 through the third quarter of 2002, and significant prepayments of mortgages underlying the Company's insured mortgage securities.

The decrease in interest expense for the quarter and year ended December 31, 2002 was attributable to a lower average debt balance during 2002 ($975 million) compared to 2001 ($1.1 billion), partially offset by a higher average effective interest rate on total debt outstanding during 2002 (9.5%) compared to 2001 (8.9%). In addition, interest expense on the collateralized mortgage obligations-insured mortgage securities decreased in 2002 following significant prepayments of mortgages underlying the insured mortgage securities. For the fourth quarter of 2002, interest expense on collateralized mortgage obligations-insured mortgage securities increased primarily due to additional discount amortization expense as a result of the underlying mortgage loans prepaying faster than anticipated. For the year ended December 31, 2002, the overall decrease in interest expense on collateralized mortgage obligations-insured mortgage securities was partially offset by the additional discount amortization expense.

Book Value per Share Increases from 2001 Year End

As of December 31, 2002, shareholders' equity was approximately $291.7 million or $16.32 per diluted share compared to approximately $261.0 million or $11.54 per diluted share as of December 31, 2001. After giving effect to the redemption of the Series E Preferred Stock and the First Union litigation settlement which occurred in March 2002, our pro forma book value per diluted share would have been $14.18 as of December 31, 2001.

The increase in diluted book value per share at December 31, 2002 compared to December 31, 2001 was primarily attributable to an overall increase in fair values of the Company's CMBS and insured mortgage securities, partially offset by the net loss to common shareholders of $64.2 million for the year ended December 31, 2002. The fair values increased primarily due to a reduction in long-term interest rates as of December 31, 2002 as compared to 2001 year-end rates.

CRIIMI MAE had 13,945,068 and 15,162,685 common shares outstanding as of December 31, 2002 and March 26, 2003, respectively. As of December 31, 2001, the Company had 12,937,341 common shares outstanding. The increase in common shares subsequent to December 31, 2002 resulted primarily from the issuance of 1.2 million shares to Brascan Real Estate Finance Fund I LP ("BREF") in connection with the Company's January 2003 recapitalization.

Unused NOLs and Remaining Loss Total $343 Million at Year End

For the year ended December 31, 2002, the Company generated a net operating loss
(NOL) for income tax purposes of approximately $83.6 million compared to a NOL of approximately $90.6 million for the year 2001. As of December 31, 2002, the Company's accumulated and unused NOL was $223.8 million.

As a result of the Company's election in 2000 to be taxed as a trader for federal income tax purposes, CRIIMI MAE recognized a mark-to-market tax loss on its trading assets on January 1, 2000 of approximately $478 million. The Company has recognized approximately $358 million of this amount through 2002. The remaining $119.6 million tax loss is expected to be recognized in 2003.

Because CRIIMI MAE incurred a net operating loss for tax purposes in 2002, the Company did not have any taxable income, and accordingly, was not required to pay dividends to shareholders in order to maintain its real estate investment trust (REIT) status.

Unlike most other REITs, CRIIMI MAE is able to distribute or retain its net cash flows as a result of its NOL carry forwards. The Company may use its net cash flows after debt service for acquisitions, hedging activities, or general working capital purposes.

Strategic and Capital Initiatives

In early 2003, CRIIMI MAE undertook a number of important initiatives to strengthen its balance sheet and position the Company for renewed growth. These include:

Recapitalization of the Company. As previously announced on January 23, 2003, CRIIMI MAE completed a recapitalization that replaced all of the secured debt incurred upon emergence from Chapter 11 in April 2001 with the following:

              -BREF Equity & Debt - CRIIMI MAE issued approximately $14 million of common equity and $30 million of 15% secured subordinated debt (two-thirds of the interest may be deferred until maturity in 2006) to BREF, a private asset management fund established by Brascan Corporation (NYSE & Toronto: BBN) and a New York based management team.

              -Bear Stearns Debt - A unit of Bear, Stearns & Co., Inc. (Bear Stearns) provided a three year, $300 million secured financing in the form of a repurchase transaction (Bear Stearns Debt). The Bear Stearns Debt bears an interest rate equal to one-month LIBOR plus 3% and requires quarterly principal payments of $1.25 million.

The overall weighted average effective interest rate on the Company's Chapter 11 recourse debt was 10.4% during the year ended December 31, 2002. The estimated overall weighted average effective interest rate on the aggregate of the Company's BREF Debt and Bear Stearns Debt was 5.9 % as of March 21, 2003.

Additions to Management Team and Board. As part of the Company's January 2003 recapitalization, management appointments and changes to the Board of Directors were made. These include:

              -Barry Blattman, who was appointed Chairman of the Board, Chief Executive Officer and President of CRIIMI MAE. He brings with him an impressive track record of more than a decade in senior commercial real estate finance positions at Merrill Lynch, Salomon
              Brothers, and Daiwa Securities.

              -Craig M. Lieberman, who was appointed to the newly created position of Senior Vice President-Chief Portfolio Risk Officer. Mr. Lieberman is responsible for efforts to maximize the value of the Company's CMBS portfolio and oversee all of the Company's servicing operations. He has more than 14 years of experience in structured finance and commercial real estate as a Director of Commercial Mortgage-Backed Securitization for First Union Securities and as a partner in a law firm focusing on securities offerings and work-outs of distressed commercial real estate.

              -Mark R. Jarrell and Joshua B. Gillon, both of whom were appointed to the Board. Mr. Jarrell is Senior Vice President and head of the Debt Group at The Community Development Trust, Inc., a New York real estate investment trust focused on financing affordable housing and community development. Mr. Gillon is Executive Vice President and General Counsel of Traffix, Inc. (NASDAQ: TRFX), a leading on-line direct marketing and database management company.

Preferred Dividends Paid. On March 6, 2003, the Board of Directors declared the payment of the dividends previously deferred for the second quarter of 2002 on its Series B, F and G Preferred Stock. Holders of record of these securities on March 17, 2003 will receive $0.68 per Series B share, $0.30 per Series F share and $0.375 per Series G share in cash on March 31, 2002. Dividends on Series B, F and G total approximately $1.7 million per quarter.

Outlook

"With a more solid financial footing following our recapitalization and the strength and experience of our management team, we are positioning the Company to maximize the value of our existing asset base and resume growth. Our goal is to be a leader in the CMBS market and build long term shareholder value," concluded Barry Blattman.

Conference Call and Further Information

CRIIMI MAE will hold a conference call to discuss its earnings on March 27, 2003, at 10:00 am EST. The conference call access number is (877) 852-7897. A replay of the call will be available from the afternoon of March 27 until April 3, 2003 at (800) 642-1687, conference ID number 8916507.

For further information, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James

Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the management and director changes will result in growth or other benefits to the Company or its shareholders; whether the Company will be able to develop a CMBS acquisition strategy, maximize the value of its asset base; the possibility that the Company's estimated losses over the life of its CMBS portfolio may exceed $503 million; whether the Company will continue to pay any dividends on the Series B, F and/or G Preferred Stock; whether retention of the Company's net cash flows, rather than distributing them to shareholders, will result in growth of the Company or other benefits to shareholders; whether the Company will be allowed to continue to utilize its net operating losses; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity and its ability to pay dividends; whether the Company's net cash flows will be adequate to cover possible dividend payments, acquisitions and hedging; general economic conditions; restrictive covenants and other restrictions under existing operative documents evidencing the Company's outstanding secured borrowings (including the repurchase agreement); results of operations, leverage, financial condition and business prospects; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 . CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

----------------------------------------------------------------------------------------------------------------------------------

                                                          CRIIMI MAE INC.
                                                CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------------------------------------------
                                                          For the three months ended December 31, For the years ended December 31,
                                                                2002              2001               2002            2001
                                                            --------------    -------------      --------------  -------------
  Interest income:
     Subordinated CMBS                                       $ 23,798,872     $ 26,408,303        $100,614,091   $105,522,833
     Insured mortgage securities                                5,377,660        6,849,699          23,845,841     28,852,719
                                                            --------------    -------------      --------------  -------------
     Total interest income                                     29,176,532       33,258,002         124,459,932    134,375,552
                                                            --------------    -------------      --------------  -------------
   Interest and related expenses:
     Variable-rate secured borrowing                            3,530,730        4,419,922          14,928,105     14,648,215
     Series A senior secured notes                              2,856,953        3,080,147          11,638,828      8,780,576
     Series B senior secured notes                              3,614,382        3,314,605          13,904,086      9,224,817
     Fixed-rate collateralized bond obligations-CMBS            6,450,817        6,361,405          25,788,683     25,518,425
     Fixed-rate collateralized mortgage obligations-
          insured securities                                    7,097,356        6,744,080          25,394,390     27,097,730
     Variable-rate secured borrowings-CMBS                              -                -                   -      7,325,059
     Fixed-rate senior unsecured notes                                  -                -                   -      2,712,142
     Other interest expense                                       243,601          328,066             987,567      2,480,604
                                                            --------------    -------------      --------------  -------------
     Total interest expense                                    23,793,839       24,248,225          92,641,659     97,787,568
                                                            --------------    -------------      --------------  -------------
   Net interest margin                                          5,382,693        9,009,777          31,818,273     36,587,984
                                                            --------------    -------------      --------------  -------------
     General and administrative expenses                       (2,046,832)      (2,792,442)        (10,728,457)   (10,951,420)
     Depreciation and amortization                               (174,933)        (930,800)         (1,095,861)    (3,718,485)
     Servicing revenue                                          2,751,826        3,330,691          10,985,770      6,683,886
     Servicing general and administrative expenses             (2,006,577)      (2,746,456)         (8,854,569)    (5,570,162)
     Servicing amortization, depreciation and impairment         (754,327)      (1,029,626)         (2,173,137)    (1,699,186)
     Servicing restructuring expenses                             (47,374)        (437,723)           (188,614)      (437,723)
     Servicing gain on sale of servicing rights                    12,367                -           4,864,274              -
     Servicing gain on sale of investment-grade CMBS              241,160                -             241,160              -
     Income tax (expense) benefit                                 (32,768)         336,439            (460,288)       336,439
     Equity in (losses) earnings from investments                (372,629)         159,249             (41,882)    (1,632,042)
     Other income, net                                            503,679          690,951           2,646,033      3,983,412
     Net losses on mortgage security dispositions                (428,398)         (42,289)           (995,412)       (41,982)
     Impairment on CMBS                                       (35,189,918)     (30,768,583)        (70,225,506)   (34,654,930)
     Hedging expense                                             (352,334)         (77,143)         (1,101,746)    (1,073,392)
     Recapitalization expenses                                   (365,226)               -          (1,048,559)             -
     Reorganization items                                               -           96,560                   -     (1,813,220)
     Emergence financing origination fee                                -                -                   -     (3,936,616)
                                                            --------------    -------------      --------------  -------------
                                                              (38,262,284)     (34,211,172)        (78,176,794)   (54,525,421)
                                                            --------------    -------------      --------------  -------------
     Net loss before cumulative effect
           of changes in accounting principles                (32,879,591)     (25,201,395)        (46,358,521)   (17,937,437)

     Cumulative effect of adoption of SFAS 142                          -                -          (9,766,502)             -

     Cumulative effect of change in accounting principle
         related to servicing revenue                                   -                -                   -      1,995,262

     Cumulative effect of adoption of SFAS 133                          -                -                   -       (135,142)
                                                            --------------    -------------      --------------  -------------
      Net loss before dividends accrued
         or paid on preferred shares                          (32,879,591)     (25,201,395)        (56,125,023)   (16,077,317)

     Dividends accrued or paid on preferred shares             (1,734,481)      (1,952,037)         (8,122,791)    (8,145,481)
                                                            --------------    -------------      --------------  -------------
      Net loss to common shareholders                         $(34,614,072)    $(27,153,432)       $(64,247,814)  $(24,222,798)
                                                            ==============    =============      ==============  =============

----------------------------------------------------------------------------------------------------------------------------------
                                                      FINANCIAL STATEMENT LOSS PER SHARE

     Total Basic Loss per share - before cumulative
         effect of changes in accounting principles               $ (2.48)         $ (2.10)            $ (3.97)       $ (2.35)
                                                            ==============    =============      ==============  =============
     Total Basic Loss per share - after cumulative
         effect of changes in accounting principles               $ (2.48)         $ (2.10)            $ (4.69)       $ (2.18)
                                                            ==============    =============      ==============  =============
     Total Diluted Loss per share - before cumulative
         effect of changes in accounting principles               $ (2.48)         $ (2.10)            $ (3.97)       $ (2.35)
                                                            ==============    =============      ==============  =============
     Total Diluted Loss per share - after cumulative
         effect of changes in accounting principles               $ (2.48)         $ (2.10)            $ (4.69)       $ (2.18)
                                                            ==============    =============      ==============  =============

     Shares used in computing basic loss per share             13,934,234       12,937,341          13,710,914     11,087,790
                                                            ==============    =============      ==============  =============

                                        CRIIMI MAE INC.
-------------------------------------------------------------------------------------------------
                                                                As of            As of
   Balance Sheet Data                                       Dec. 31, 2002     Dec. 31, 2001
-------------------------------------------------------------------------------------------------
   CMBS and other MBS, at fair value                         $867,228,243     $832,682,042

   Insured mortgage securities, at fair value                 275,340,234      343,091,303

   Restricted and unrestricted cash (including CMSLP cash)     37,212,923       55,513,150

   Total assets                                             1,241,085,243     1,315,004,123

   Total recourse debt                                        375,952,338      407,637,430

   Total non recourse debt (match-funded and other debt)      546,039,226      616,714,883

   Shareholders' equity                                       291,661,090      261,044,678


                       CRIIMI MAE INC.



The table below, which is not presented in accordance with GAAP, is intended to provide a summary of cash available for debt service on recourse debt, dividends, acquisitions and general working capital purposes. We believe that this information better facilitates an evaluation of our cash flows available for debt service on recourse debt, dividends, acquisitions and general working capital purposes. We also believe the table is helpful in evaluating our recurring operating performance and our ability to fund liquidity internally. The table below eliminates certain items which have the effect of reducing or increasing net loss before changes in accounting principles and dividends, but have no impact on cash available to us. These items are attributable in large part to non-cash income statement items, which are included in our Consolidated Statement of Cash Flows, as well as GAAP net interest income or expense from our non-recourse match funded debt associated with the investment grade CMBS and our insured mortgage securities. In addition, we adjusted income provided by operating activities for cash distributions (which are a return of investment) received from the AIM Limited Partnerships, our insured mortgage securities and CMBS. The cash flows available for debt service on recourse debt, dividends, acquisitions and general working capital purposes presented below must first be used to service our recourse debt. Due to our NOL carryforward, we are able to retain our net cash flows, after debt service, for payments of dividends, acquisitions and general working capital purposes. The presentation of the financial measure addressed by the table below is different than the presentation included in previous periods. We have changed our presentation to depict the reconciliation of this non-GAAP financial measure to the GAAP net loss before accounting changes and preferred stock dividends. Although presented differently, we believe that this reconciliation provides similar information to that provided in previous periods.

    -----------------------------------------------------------------------------------------------
                                                              Quarter Ended      Year Ended
                                                              December 31,       December 31,
                                                                  2002              2002
                                                              --------------    --------------
    ($ in millions)
    -----------------
    GAAP net loss before changes in accounting principles and
      preferred stock dividends                                     $ (32.9)          $ (46.4)
    Adjustments:
      Interest expense on recourse debt (1)                            10.2              41.3
      Net interest (income) expense from match-funded assets
        and liabilities                                                 1.6               1.3
      Depreciation and amortization                                     0.2               1.1
      Impairment on CMBS                                               35.2              70.2
      Equity in (income) losses from investments                        0.4               0.1
      Hedging expense                                                   0.4               1.1
      Net losses (gains) on mortgage security dispositions              0.4               1.0
      Amortization of deferred compensation                               -               0.1
      Adjustment of subordinated CMBS GAAP interest income
        to cash received                                               (0.2)             (4.0)
      Servicing net loss, net of restructuring expenses (2)             0.1               0.2
      Gain on sales of servicing rights and investment-grade CMBS (2)  (0.3)             (5.1)
                                                              --------------    --------------
    Income provided by operating activities                            15.1              60.9

    Cash distributions received from AIM Limited Partnerships           0.8               3.0
    Net cash received from insured mortgage securities                  0.8               3.4
                                                              --------------    --------------
    Cash flow available for debt service on recourse debt,
      dividends, acquisitions and general working capital purposes   $ 16.7            $ 67.3
                                                              ==============    ==============
    Uses of cash:
        Principal payments on recourse and other debt                $ (8.6)          $ (36.3)
        Interest payments on recourse and other debt                   (9.9)(3)         (32.2)
        Dividend payments                                                 -              (0.4)(4)
                                                              --------------    --------------
                                                                    $ (18.5)          $ (68.9)
                                                              ==============    ==============

(1) This amount includes the accreting interest on our Series B Senior Secured Notes and the interest expense related to accrued extension fees.
(2) The results of CMSLP are excluded since CMSLP's cash was not used to service our recourse and other debt or pay dividends. CMSLP retained its cash flows to fund its operations.
(3) This amount includes the semi annual interest payment on the Series B Senior Secured Notes.
(4) This amount includes the cash dividends paid to the holder of the Series E Preferred Stock. It does not include the $1.0 million difference between the aggregate liquidation value and the redemption price of the Series E Preferred Stock, which is reflected as a dividend on preferred stock in the Consolidated Statement of Income.